Exhibit 99.1

SUMTOTAL SYSTEMS REPORTS SIGNIFICANT REVENUE GROWTH AND

POSITIVE CASH FLOW FROM OPERATIONS FOR THE FIRST QUARTER OF FISCAL 2005

MOUNTAIN VIEW, CA (April 28, 2005) SumTotal Systems, Inc. (NASDAQ: SUMTE), the business performance and learning technology industry’s largest single provider of technologies and solutions, today announced its financial results for the first quarter ended March 31, 2005.

First Quarter 2005 Results

On a Generally Accepted Accounting Principles (“GAAP”) basis, total revenue for the first quarter of 2005 was $16.7 million, an increase of 135% from $7.1 million in the first quarter of 2004. License revenue was $5.5 million in the first quarter of 2005, an increase of 150% from $2.2 million in the same quarter one year ago. Results for the first quarter of 2004 reflect only a portion of Docent revenue, due to the acquisition of Docent, Inc. by Click2learn, Inc. to form SumTotal Systems, Inc. on March 18, 2004. Net loss for the first quarter of 2005 was $2.6 million, or $0.13 per share on both a basic and diluted basis, an improvement from a loss of $7.8 million or $0.66 per share, in the same quarter one year ago. The net loss for the first quarter of 2005 included approximately $0.8 million of additional expenses related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) and related matters.

On a non-GAAP basis, total revenue was up 23% in the first quarter of 2005, from $13.8 million to $17.0 million over the same quarter one year ago. License revenue in the first quarter of 2005 was up 17% from $4.8 million to $5.6 million over the same quarter one year ago. Net loss of $1.0 million for the first quarter of 2005 represented a significant improvement over the loss of $6.4 million in the same quarter one year ago. As noted below, non-GAAP numbers include the results of both Docent and Click2learn for all periods reported and exclude certain GAAP adjustments associated with Docent’s acquisition by Click2learn.

SumTotal Systems generated cash flow from operations of $1.5 million for the first quarter of 2005, further strengthening the balance sheet with cash, cash equivalents and short-term investments increasing to $36.4 million at the end of the quarter. The Company has no debt. Deferred revenue, representing future revenue the Company expects to earn, was $18.8 million at March 31, 2005, an increase of 94% from the balance of $9.7 million on March 31, 2004 and an increase of 20% from $15.7 million at December 31, 2004.

In announcing the Company’s results, Andy Eckert, Chief Executive Officer, said, “After a very strong fourth quarter, I am extremely pleased that we were able to continue our solid performance into the first quarter. This quarter marked the first full year since the completion of our merger. In line with the expectations we set at the time of the merger, as SumTotal Systems we have increased total revenue by nearly 20% over the previous twelve months, and were cash flow positive for the first twelve months. We believe our performance is unique in our industry and a true validation of our strategy. On behalf of our employees, I’d like to thank our customers and partners for their support during this very successful first year.”

First Quarter Highlights:

•	Continued success with leading organizations. Fueled by interest in the new SumTotal Enterprise Suite Version 7.0, the Company continued to enjoy new customer wins across diverse industries and geographies, including wins at Holland America Cruise Lines, Qualcomm, Cash America, Cleveland Cliffs, Group Health, Thailand Government Savings Bank, Securiplan, Singapore Health Systems and Hanlun Information, among others.

•	Continued leverage in the Human Resource Outsourcing (HRO) channel. While working with the majority of leading HRO providers, partners, such as Hewitt Associates, deployed several new global customers on SumTotal Systems technology, including new wins with PepsiCo, Marriott International and Sun Microsystems, among others.

•	Strong demonstration of business value and customer satisfaction. Existing customers such as Renault Brasil, Blue Cross Blue Shield Association, Storage Tek, Pfizer, World Wide Retail Exchange, US Army, CIBA Specialty Chemical, Bechtel, Fire Solutions, The Schwan Food Company and Textron, among others, all expanded their use and commitment to SumTotal Systems applications. In the United Kingdom, a new online learning environment from the National College for School Leadership (NCSL) — powered by SumTotal Systems Learning Management System — won Britain’s prestigious e-Government National Awards in the strategic plan/achievement category. The NCSL Learning Gateway is revolutionizing professional development for England’s school leaders, and is currently being used by 18,000 headteachers, deputies, middle leaders and business managers.

•	New product innovation and success. SumTotal Systems has witnessed strong acceptance and enthusiasm for its new SumTotal Enterprise Suite 7.0, launched in the fourth quarter of fiscal year 2004, with over 50 customers in the process of implementing or upgrading to the new suite.

•	Recognition of market leadership. In a new study entitled, “2005 LMS Customer Satisfaction Study: An Industry Analysis of the Customer Experience with Learning Management Systems,” from Bersin & Associates, a research and advisory firm focused on enterprise learning research, SumTotal Systems was named a leader in the categories of total installation satisfaction, content integration quality and quality of content development tools. The survey of more than 660 systems administrators, training managers and executives from organizations across numerous industry sectors concluded that SumTotal Systems outperformed its peer group in the areas of solution value, business partnership, customer service, ease of ownership and ease of use.

•	One year anniversary as SumTotal Systems. In its first full twelve months from April 1, 2004 through March 31, 2005, the Company outpaced its competitors, increasing total revenue by nearly 20% and generating positive cash flow from operations.

Guidance

For the second quarter of 2005, SumTotal Systems estimates it will achieve revenue between $16.5 million and $18.5 million on a GAAP basis. The net loss, also on a GAAP basis, is estimated at between $3.6 million or 17 cents per share and $1.6 million or 8 cents per share. These numbers include an estimate of $1.2 million for additional expenses associated with Section 404 and related matters. Cash, cash equivalents and short-term investments at the end of the second quarter are expected to be between $35 million and $37 million.

Non-GAAP Financial Measures

Non-GAAP financial measures exclude certain non-cash and cash items relating to the merger of Docent and Click2learn and related transactions, which are included in the GAAP results. The non-GAAP financial measures also include the full results of both Docent and Click2learn for the periods prior to the merger. The Company believes this information, when used in conjunction with the GAAP results, may provide useful additional insight into the underlying operations of the Company, but should not be considered superior to, or as a substitute for, GAAP measures. A reconciliation of these numbers to the GAAP results is included in this release.

Sarbanes-Oxley Section 404 Review Update

On March 8, 2005, SumTotal Systems announced that it was delaying the filing of its Annual Report for fiscal year 2004 on Form 10-K with the Securities and Exchange Commission (“SEC”) because it had not completed its assessment of internal control over financial reporting as required by Section 404 and applicable SEC rules. On March 10 and April 20, 2005, the Company filed Form 8-Ks for Frequently Asked Questions designed to update investors and customers on the current status of the Company’s progress on Section 404. As stated in its most recent filing, SumTotal Systems has hired additional resources and is working diligently on completing the additional documentation and testing necessary in order for management to make the appropriate attestations, and for its independent auditors to be able to make their Section 404 attestations and deliver their opinion on SumTotal Systems’ Annual Report on Form 10-K. While management is pursuing the completion of its assessment and testing as a top priority, management cannot accurately predict when it, and its independent auditors, will have completed the work necessary for Section 404 compliance, given the amount of process involved and the fact that the regulation is new.

On April 6, 2005, in a Form 8-K, the Company announced that it was planning to request a hearing with the NASDAQ Qualifications Panel to appeal the delisting notice it received for failure to timely file its Annual Report on Form 10-K for fiscal year ended December 31, 2004. The delisting has been stayed, and the hearing is set for May 12, 2005.

Conference Call

SumTotal Systems will host an investor conference call today, Thursday, April 28, 2005 at 2:00 p.m. (PDT), 5:00 p.m. (EDT) to discuss the financial results for the first quarter ended March 31, 2005.

A live audio webcast will be available to investors and the public from SumTotal Systems’ website at www.sumtotalsystems.com/company/investors. In addition to the webcast, a telephone replay will be available beginning at approximately 5:00 p.m. (PST) today through the close of business on Thursday, May 5th. The replay can be accessed by dialing the U.S. toll-free number: 1-800-207-7077, access code: 4195. The international dial-in number is 1-913-383-5767, access code: 4195

About SumTotal Systems

SumTotal Systems Inc. (NASDAQ: SUMTE) is the business performance and learning technology industry’s largest single provider of technologies, processes and services. Formed by the merger of industry pioneers Docent and Click2learn, the Company is uniquely focused on helping organizations harness and manage mission-critical intellectual power to solve real-world business problems and produce significant bottom-line results. SumTotal Systems has helped accelerate performance and profit for more than 600 of the world’s best-known companies and federal and local government agencies, including Microsoft, the U.S. Army, Air Force, Navy and Coast Guard, Vodafone, Lucent, Accenture, Cendant, Harley-Davidson, Wyeth, Wachovia and D & B. SumTotal Systems is headquartered in Mountain View, CA, with offices throughout the U.S., as well as London, Paris, Heidelberg, Sydney, Tokyo and Hyderabad, India.

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SAFE HARBOR STATEMENT/ FORWARD-LOOKING STATEMENTS

Information in this press release and the accompanying conference call contains forward-looking statements. These statements represent SumTotal Systems’ expectations or beliefs concerning future events and include statements, among others, regarding SumTotal Systems’ new products, SumTotal Enterprise Suite 7.0 and 7.1; financial guidance regarding revenue, profitability, cash balance, bookings, projections, operating expenses, and growth of the Company; ongoing review and assessment of the Company’s internal controls over financial reporting; impending review of the auditors regarding the adequacy of management’s assessment and our internal controls; the ability of the Company to complete its testing of its internal controls; the Company’s ability to file its Annual Report on Form 10-K for fiscal year 2004 and its Form 10-Q for the first quarter of fiscal year 2005; and the ability of the Company to remediate deficiencies and weaknesses identified. These statements are not historical facts or guarantees of future performance or events, and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. Readers of this press release and listeners to the accompanying conference call are cautioned not to place undue reliance on any forward-looking statements. Additional factors that could cause actual results to differ include, but are not limited to (i) the Company may fail to obtain an adequate extension from NASDAQ to file both its Form 10-K and its Form 10-Q, and as a result, the Company may be delisted from NASDAQ; (ii) in the event the Company is successful in obtaining an extension from NASDAQ, the Company still may not be able to comply with the NASDAQ listing requirements and may, at the end of the extension, if any, be delisted if the Company is unable to file its Form 10-K and Form 10-Q by the extension deadline; (iii) completion of the year end audit by the Company’s independent auditors which may result in adjustments to the Company’s financial results reported on Form 8-K on February 2, 2005; (iv) the inability of the Company’s independent auditors to test the Company’s internal controls and procedures or to complete its audit of the 2004 fiscal year due to staleness of data; (v) failure to comply with Section 404 of Sarbanes-Oxley at all; (vi) identification by the Company or its auditors of additional material weaknesses or significant deficiencies in its internal controls and procedures and/or documentation thereof; (vii) SumTotal Systems’ limited operating history, and its, along with its predecessor companies, history of losses; (viii) completion of the prior year’s audit by the Company’s independent auditors which may result in adjustments to the Company’s financial results reported in this press release and the accompanying conference call; (ix) customers or partners delaying purchasing or upgrade decisions until there is widespread market acceptance of SumTotal Enterprise Suite 7.0 and 7.1; (x) delay in development or shipment of our new product, SumTotal Enterprise Suite 7.1, anticipated to be in the second quarter of fiscal year 2005; (xi) inability to fix in a timely fashion unanticipated bugs, errors or defects that materially impact the functionality or usability of SumTotal Enterprise Suite 7.0 or 7.1, or unanticipated problems in customer upgrades to SumTotal Enterprise Suite 7.0 and 7.1 from prior SumTotal Systems products; (xii) long sales cycles for closing software contracts and seasonality in purchasing decisions; (xiii) an emerging and rapidly evolving market; (xiv) adverse changes in general economic or market conditions;

(xv) dependence on the growth of SumTotal Systems’ market and fluctuation in customer spending; (xvi) delays or reductions in information technology spending; (xvii) the ability to attract and retain highly qualified employees, and the risk of losing employees; (xviii) intense competition in the marketplace causing, among other things, pricing pressure; (xix) increase in litigation related costs, as well as the cost of potential settlements; (xx) other market conditions that include risks and uncertainties such as risks associated with financial, economic, political, terrorist activity and other uncertainties; and (xxi) other events and other important factors disclosed previously and from time to time in SumTotal Systems’ filings with the Securities and Exchange Commission, including the quarterly report filed on Form 10-Q on November 15, 2004 and Form 8-Ks. SumTotal Systems assumes no obligation to update the information in this press release or in the accompanying conference call.

Contact:        Neil Laird at 650-934-9525 or Nlaird@sumtotalsystems.com

SumTotal Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash, cash equivalents and short term investments	$36,365	$34,718
Accounts receivable, net	16,793	19,099
Prepaid expenses and other current assets	2,005	1,781

Total current assets	55,163	55,598
Property and equipment, net	2,734	2,472
Goodwill	27,659	27,659
Intangible assets, net	8,103	9,491
Other assets	1,913	1,140

Total assets	$95,572	$96,360

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	2,716	3,334
Accrued compensation and benefits	3,634	5,148
Other accrued liabilities	3,269	3,403
Restructuring accrual	292	506
Deferred revenue	18,836	15,690

Total current liabilities	28,747	28,081
Stockholders’ equity	66,825	68,279

Total liabilities and stockholders’ equity	$95,572	$96,360

SumTotal Systems, Inc.

GAAP Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three-Months Ended March 31
	2005	2004
Revenue:
License	$5,543	$2,172
Service and maintenance	11,197	4,932

Total revenue	16,740	7,104

Cost of revenue:
License	154	124
Service and maintenance	5,166	2,794
Amortization of intangible assets	1,388	494

Total cost of revenue	6,708	3,412

Gross margin	10,032	3,692

Operating expenses:
Research and development	2,920	2,305
Sales and marketing	6,204	4,164
General and administrative	3,581	2,278
Restructuring charge	—	889
In-process research and development	—	1,326

Total operating expenses	12,705	10,962

Loss from operations	(2,673)	(7,270)
Interest expense	—	(103)
Interest income	165	47
Other expense, net	(73)	(283)
Equity in losses of affiliate	—	(169)

Loss before provision for income taxes	(2,581)	(7,778)
Provision for income taxes	31	38

Net loss	$(2,612)	$(7,816)

Net loss per share, basic and diluted	$(0.13)	$(0.66)

Weighted average common shares outstanding, basic and diluted	20,797	11,836

SumTotal Systems, Inc.

Non-GAAP Financial Measures

(in thousands, except per share amounts)

(Unaudited)

	Three-Months Ended March 31
	2005	2004
GAAP License Revenue	$5,543	$2,172
Docent revenue for periods prior to acquisition (a)	—	2,002
Deferred revenue adjustment (b)	93	588

Total Non-GAAP License Revenue	5,636	4,762

Total GAAP Revenue	$16,740	$7,104
Docent revenue for periods prior to acquisition (a)	—	5,729
Deferred revenue adjustment (b)	266	925

Total Non-GAAP Revenue	17,006	13,758

GAAP Net Loss	$(2,612)	$(7,816)
Docent net loss for periods prior to acquisition (c)	—	(5,146)
Deferred revenue adjustment (b)	266	925
Deferred cost adjustment (d)	(6)	—
Amortization of intangibles (e)	1,140	329
Stock based compensation (f)	233	878
Docent acquisition expenses (g)	—	2,200
Restructuring charge (h)	—	889
In-process research and development (i)	—	1,326

Non-GAAP Net Income (Loss)	(979)	(6,415)

Use of Non-GAAP Financial Measures

SumTotal Systems uses non-GAAP financial measures for license revenue, total revenue and net income (loss) for internal purposes. Management uses this data to provide greater visibility on the underlying operations and cash flows of the company and to provide better visibility on how the current results compare to the historic results of both Docent and Click2learn. Specifically, these numbers include the full results of both Docent and Click2learn for the periods prior to the merger. They also exclude the impact of the deferred revenue and prepaid license cost adjustments resulting from the acquisition of Docent by Click2learn on March 18, 2004, and exclude certain cash and non-cash charges arising from the acquisition and related transactions including stock based compensation, amortization of intangibles, acquisition costs, In-process research and development and restructuring costs. The company believes this information, when used in conjunction with the GAAP statement of operations, may provide useful additional insight into the underlying operations of the company, but should not be considered superior to, or as a substitute for, GAAP measures.

Detail of Adjustments

(a)	Includes the GAAP license and total revenue recorded by Docent in the periods prior to the acquisition

(b)	Shows the impact for the period of the Docent deferred revenue as of March 31, 2004 that was not applied against the purchase price of the acquisition

(c)	Includes the GAAP losses recorded by Docent in the periods prior to the acquisition

(d)	Shows the impact for the period of the Docent deferred cost as of March 31, 2004 associated with the deferred revenue adjustment

(e)	Eliminates the amortization of all intangibles relating to Docent

(f)	Eliminates the stock-based compensation charge associated with Docent

(g)	Eliminates the acquisition related expenses charges to expense in Docent’s GAAP results

(h)	Eliminates the restructuring charge

(i)	Eliminates the in-process research and development charge associated with the Docent acquisition